EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

AMONG

PATRICK INDUSTRIES, INC.

(“Buyer”)

AND

FNL MANAGEMENT CORP.

(“Sellers’ Representative”)

AND

ADORN HOLDINGS, INC.

(the “Company”)

AND

THE STOCKHOLDERS,

WARRANT HOLDERS,

AND

OPTION HOLDERS

OF

THE COMPANY

April 10, 2007

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TABLE OF CONTENTS

Page

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ARTICLE 1	Definitions	1
1.1	Definitions.	1
1.2 Accounting Terms.	1
ARTICLE 2	Purchase and Sale	1
2.1	Purchase and Sale.	1
2.2 Purchase Price.	2
2.3 Estimated Purchase Price; Payment of Indebtedness.	2
2.4 Post-Closing Adjustment.	2
2.5 Allocation to Sellers of the Purchase Price.	5
ARTICLE 3	Representations and Warranties Concerning the Transaction	5
3.1	Authority; Capacity and Representation.	5
3.2 Ownership of Securities.	6
3.3 Execution and Delivery; Enforceability.	6
3.4 Noncontravention.	6
ARTICLE 4	Representations and Warranties Concerning the Acquired Companies	7
4.1	Organization and Good Standing.	7
4.2 Capital Stock.	7
4.3 Other Ventures.	8
4.4 Noncontravention; Brokerage.	8
4.5 Financial Statements.	9
4.6 Absence of Certain Changes or Events.	10
4.7 Taxes.	11
4.8 Employees.	12
4.9 Employee Benefit Plans and Other Compensation Arrangements.	12
4.10 Environmental Matters.	14
4.11 Permits; Compliance with Laws.	15
4.12 Real and Personal Properties.	16
4.13 Accounts Receivable.	16
4.14 Inventories.	16
4.15 Intellectual Properties.	16
4.16 Contracts.	17
4.17 Litigation.	19
4.18 Material Suppliers and Customers.	19
4.19 Product Warranty.	19
4.20 No Additional Representations.	19
ARTICLE 5	Representations and Warranties of Buyer	20
5.1	Organization; Authorization.	20
5.2 Execution and Delivery; Enforceability.	20
5.3 Governmental Authorities; Consents.	20
5.4 Brokerage.	21
5.5 Investment Intent; Restricted Securities.	21
5.6 Financing.	21

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ARTICLE 6	Conditions Precedent	21
6.1	Conditions to Buyers’ Obligations.	21
6.2 Conditions to Sellers’ Obligations.	23
ARTICLE 7	The Closing	24
ARTICLE 8	Additional Covenants and Agreements	24
8.1	Pre-Closing Covenants and Agreements.	24
8.2 Miscellaneous Covenants.	28
8.3 Acknowledgements.	32
8.4 Restrictive Covenants.	32
ARTICLE 9	Indemnification	34
9.1	Indemnification of Buyer.	34
9.2 Limitations on Indemnification of Buyer.	34
9.3 Indemnification of Sellers.	35
9.4 Limitations on Indemnification of Sellers.	36
9.5 Procedures Relating to Indemnification.	36
9.6 Limitation of Remedies.	38
ARTICLE 10	Certain Definitions	38
ARTICLE 11	Construction; Miscellaneous Provisions	47
11.1	Notices.	47
11.2 Entire Agreement.	48
11.3 Modification.	48
11.4 Jurisdiction and Venue.	48
11.5 Binding Effect.	48
11.6 Headings.	48
11.7 Number and Gender; Inclusion.	48
11.8 Counterparts.	48
11.9 Third Parties.	49
11.10 Disclosure Letter and Exhibits.	49
11.11 Time Periods.	49
11.12 Governing Law.	49

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of the 10th day of April, 2007, among Patrick Industries, Inc., an Indiana corporation (“Buyer”), each of the Persons identified in Section 4.2.1 of the Disclosure Letter (each, a “Seller,” and collectively, “Sellers”), Adorn Holdings, Inc., a Delaware corporation (the “Company”), and on its own behalf, and on behalf of each Seller, FNL Management Corp., an Ohio corporation (“Sellers’ Representative”).

RECITALS:

A.           Sellers, in the aggregate, own: (i) all of the issued and outstanding shares of capital stock (as more particularly defined in Section 4.2.1, the “Shares”) of the Company; (ii) all of the issued and outstanding options to purchase shares of capital stock of the Company (as more particularly defined in Section 4.2.1, the “Stock Options”); and (iii) all of the issued and outstanding warrants to purchase shares of capital stock of the Company (as more particularly defined in Section 4.2.1, the “Warrants” and, together with the Shares and the Stock Options, collectively referred to herein as the “Securities”).

B.           The Company owns all of the issued and outstanding percentage interests of Adorn, LLC, a Delaware limited liability company (the “Subsidiary” and together with the Company, the “Acquired Companies”).

C.           Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, the Securities upon and subject to the terms and conditions set forth in this Agreement (the “Securities Purchase”).

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, the Company, Sellers, and Sellers’ Representative hereby agree as follows:

ARTICLE 1

Definitions

1.1          Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2          Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP.

ARTICLE 2

Purchase and Sale

2.1          Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the

Securities owned by such Seller, as more specifically identified in Section 4.2.1 of the Disclosure Letter (as to each Seller, respectively, the “Seller’s Respective Securities”).

2.2          Purchase Price. The aggregate purchase price for all of the Securities (the “Purchase Price”) shall be an amount equal to:

(a)	Seventy-Five Million Dollars ($75,000,000);
(b)	plus an amount equal to the Closing Cash;
(c)	minus an amount equal to the Closing Indebtedness; and

(d)          plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital.

2.3          Estimated Purchase Price; Payment of Indebtedness. On the second (2nd) Business Day before the Closing Date, the Company shall estimate in good faith the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, as of 11:59 p.m. on the Closing Date and deliver to Buyer a certificate setting forth such estimates (the “Closing Certificate”). The Closing Certificate shall be prepared in accordance with Section 2.4.1 with the understanding that such certificate represents good faith estimates of such amounts. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) (the “Closing Date Payment”) to Sellers by means of a wire transfer of immediately available cash funds to an account as directed by Sellers’ Representative prior to the Closing (the “Sellers’ Account”) (and the Sellers’ Representative shall be solely responsible for payment therefrom to each Seller for his, her or its Seller’s Respective Securities), and (b) pay the Indebtedness of the Acquired Companies identified in Section 2.3 of the Disclosure Letter pursuant to the payoff letters delivered pursuant to Section 6.1(d)(iv) (collectively, the “Repaid Closing Indebtedness”). For the avoidance of doubt, the Closing Date Payment shall be inclusive of any required Tax withholding from amounts payable to Sellers.

2.4	Post-Closing Adjustment.

2.4.1      Adjustment Statement Preparation. Within sixty (60) days after the Closing Date, Buyer shall cause the Acquired Companies to prepare and deliver to Sellers’ Representative an adjustment statement setting forth the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital of the Acquired Companies, on a consolidated basis, respectively, as of immediately prior to the Closing (the “Preliminary Adjustment Statement”) and, based on the Closing Cash, the Closing Indebtedness and the Closing Working Capital as derived

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therefrom, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Closing Working Capital component of the Preliminary Adjustment Statement and the Final Adjustment Statement shall be prepared in accordance with GAAP (using the methods, policies, practices and procedures used in the preparation of the Audited Financial Statements for the year ending December 31, 2006), except that the Preliminary Adjustment Statement and the Final Adjustment Statement shall only reflect those items necessary to calculate the Closing Working Capital and, for the avoidance of doubt, the calculation of Closing Working Capital shall include outstanding checks as a component of accounts payable as reflected in Exhibit A. In preparing the Preliminary Adjustment Statement and Final Adjustment Statement: (a) any and all effects on the assets or liabilities of any of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date shall be entirely disregarded; (b) it shall be assumed that the Acquired Companies and their respective lines of business shall be continued as a going concern; and (c) there shall not be taken into account the closing of the transaction or any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to any of the Acquired Companies or its respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder.

2.4.2      Adjustment Statement Review. Sellers’ Representative, on behalf of all Sellers, shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Sellers’ Representative believes that either was not prepared in accordance with Section 2.4.1, Sellers’ Representative shall so notify Buyer in writing no later than the thirtieth (30) day after Sellers’ Representative receipt thereof, setting forth in such notice Sellers’ Representative objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Sellers’ Representative claims are required to be made thereto in order to conform the same to the terms of Section 2.4.1. Any notice of objection delivered pursuant to this Section 2.4.2 shall (a) specify in reasonable detail the nature of any disagreement so asserted and (b) contain a commitment by Sellers’ Representative, on behalf of Sellers, to pay all adjustments owed to Buyer, if any, that are not in dispute by wire transfer of immediately available funds within two (2) Business Days of Buyer’s receipt of such notice (“Objection Notice”). Conversely, Buyer agrees to pay Sellers’ Representative, for the benefit of all Sellers, all adjustments owed to Sellers, if any, that are not in dispute by wire transfer of immediately available funds within two (2) Business Days of Buyer’s receipt of the Objection Notice. Buyer shall cause the Acquired Companies to cooperate with all representatives of Sellers (including Sellers’ Representative) in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Acquired Companies to be made available during normal business hours to such representatives, and shall cause the necessary personnel of the Acquired Companies to provide reasonable cooperation to such representatives in their review of the Preliminary Adjustment Statement, including granting such persons access to the facilities and other assets of the Acquired Companies, in each case, upon reasonable advance notice.

2.4.3      Adjustment Statement Dispute Resolution. If Sellers’ Representative timely delivers an Objection Notice to Buyer in accordance with Section 2.4.2, and if Buyer and Sellers’

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Representative are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Sellers’ Representative’s delivery of such Objection Notice, then, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by an accounting firm of national reputation as shall be mutually acceptable to Buyer and Sellers’ Representative (the “Independent Accountants”). Buyer and Sellers’ Representative shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of Section 2.4. The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Sellers, Sellers’ Representative and their respective Affiliates. The fees and expenses of the Independent Accountants shall be shared equally between Buyer, on the one hand, and Sellers, collectively, on the other hand.

2.4.4      Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a)            the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer;

(b)            the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers’ Representative in accordance with Section 2.4.2; or

(c)            the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3.

2.4.5      Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with Section 2.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such difference (less amounts paid, if any, with respect to non-disputed adjustments pursuant to Section 2.4.2) to Sellers’ Representative for the benefit of Sellers by means of a wire transfer of immediately available funds to Sellers’ Account. If the Purchase Price, as finally determined in accordance with Section 2.4, is less than the Estimated Purchase Price, Sellers’ Representative, on behalf of Sellers, and in accordance with the allocations set forth in Section 2.5 of the Disclosure Letter, shall pay the amount of such difference (less amounts paid, if any, with respect to non-disputed adjustments pursuant to Section 2.4.2) to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. The Final Post-

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Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.4.5 no later than two (2) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4. For Tax purposes, any payment by Buyer or Sellers under this Agreement, including pursuant to Article 9, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

2.5          Allocation to Sellers of the Purchase Price. The payment by Buyer of the Purchase Price (including any additional amount required pursuant to Section 2.4.5) into Sellers’ Account shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder. After such payment by Buyer, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller such Seller’s respective share of the distributable proceeds from the Sellers’ Account, as set forth on Section 2.5 of the Disclosure Letter (as to each Seller, his, her or its “Percentage Interest”), with the understanding among Sellers that distributable proceeds will be impacted by the cashless exercise of the Stock Options. Any collective obligations of Sellers, including, without limitation, payment of transaction fees and expenses, shall be allocated among Sellers in accordance with each Seller’s Percentage Interest. The portion of the distributable proceeds allocated to each Seller (net of obligations, tax withholdings and any reserves or holdbacks for indemnification obligations or otherwise established pursuant to this Agreement, or by Sellers’ Representative in its sole discretion) shall be paid and distributed to such Seller by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers’ Representative prior to, on, or after the Closing. At the Closing, Sellers agree that Sellers’ Representative withhold from the proceeds otherwise distributable to each Seller hereunder, and pay, such Seller’s Percentage Interest of any fees or expenses incurred by or on behalf of Sellers in connection with the transactions contemplated hereby. Nothing in this Section 2.5 is intended or shall be construed to confer on any Seller or his, her or its successors, affiliates or assigns rights against Buyer related to the portion of the Purchase Price allocated to such Seller or the net proceeds received after delivery of same into Sellers’ Account.

ARTICLE 3

Representations and Warranties Concerning the Transaction

Except as set forth in the Disclosure Letter attached hereto and made a part hereof, each Seller severally represents and warrants to Buyer as follows with the agreement that no Seller makes any representation or warranty in this Article 3 with respect to any other Seller:

3.1          Authority; Capacity and Representation. Such Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Seller pursuant hereto (the “Seller Ancillary Agreements”), and consummate the transactions contemplated herein and therein. The execution, delivery and performance by such Seller of this Agreement and such Seller Ancillary Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of such Seller. If Seller is not a natural person,

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Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2          Ownership of Securities. Such Seller is the sole beneficial and record owner and has good and marketable title to all of such Seller’s Respective Securities free and clear of all Liens. Upon delivery to Buyer of the certificates, instruments or agreements, as applicable, representing the Securities and payment for the Securities at Closing as provided in this Agreement, Seller will convey to Buyer good and valid title to the Securities, free and clear of all Liens, other than those created by Buyer.

3.3          Execution and Delivery; Enforceability. This Agreement has been, and each Seller Ancillary Agreement will upon delivery be, duly executed and delivered by such Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms.

3.4	Noncontravention.

(a)         Except for the applicable requirements of the Security Holders’ Agreement, neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation by such Seller of the transactions contemplated hereby or thereby, nor compliance by such Seller with any of the provisions hereof or thereof, will: (i) in the case that Seller is not a natural person, conflict with or result in a breach of, any provisions of the Charter Documents of such Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of such Seller to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of such Seller pursuant to any material Contract to which such Seller is a party or by which any of such Seller or any of its respective properties or assets may be subject, or (iii) violate any Law or Order applicable to such Seller or by which any properties or assets owned or used by such Seller is bound or affected.

(b)         Other than the applicable requirements of the HSR Act and the Security Holders’ Agreement, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person is required to be obtained or made by Seller in connection with: (i) the execution, delivery and performance by such Seller of this Agreement or any Seller Ancillary Agreement; or (ii) the compliance by such Seller with any of the provisions hereof or thereof or the consummation by such Seller of the transactions contemplated hereby or thereby.

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ARTICLE 4

Representations and Warranties Concerning the Acquired Companies

Except as set forth in the Disclosure Letter attached hereto and made a part hereof, with respect to the representations and warranties contained in Sections 4.1 through 4.6. inclusive, of this Article 4, the Company represents and warrants to Buyer that:

4.1          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Acquired Companies has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have or reasonably be expected to have a Material Adverse Effect. Section 4.1 of the Disclosure Letter sets forth a true and complete list of all jurisdictions in which each of the Acquired Companies are qualified or licensed to do business as a foreign corporation. Each of the Acquired Companies has delivered or made available to Buyer a true, complete and correct copy of the Charter Documents, including all amendments thereto, for each of the Acquired Companies. The Charter Documents of each of the Acquired Companies are in full force and effect. The Company has all corporate power and authority to enter into this Agreement and any other agreements or instruments contemplated hereby and to consummate the transactions contemplated herein. Upon execution and delivery hereof by the parties hereto, this Agreement shall constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.2	Capital Stock.

4.2.1      Capital Stock of the Company. The total number of shares of capital stock of all classes which the Company has the authority to issue is One Hundred Thousand (100,000), which are classified as follows: Fifty Thousand (50,000) Class A Common Shares, $.01 par value; Ten Thousand (10,000) Class B Common Shares, $.01 par value; Twenty Thousand (20,000) Class A Preferred Shares, $.01 par value; and Twenty Thousand (20,000) Series B Preferred Shares, $.01 par value. Of such authorized shares, a total of Twenty Nine Thousand Forty-Three and Nine Hundred Fifty Six Thousandths (29,043.956) Class A Common Shares are issued and outstanding (each, a “Share,” and collectively, the “Shares”) and are owned of record by Sellers in the respective amounts set forth in Section 4.2.1 of the Disclosure Letter. In addition, Two Thousand Four Hundred Eighty and Eighty-Six Hundredths (2,480.86) Warrants for Class B Common Shares (the “Warrants”) and One Thousand Eighty-Two and Two Hundredths (1,082.02) Stock Options for Class A Common Shares (the “Stock Options”) are owned by Sellers in the respective amounts set forth in Section 4.2.1 of the Disclosure Letter. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. All of the Warrants and Stock Options have been

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duly authorized, and were delivered in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except for the Stock Options and Warrants, or as set forth in the Security Holders’ Agreement: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company; (b) there does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause the Company to issue, grant or sell any shares of capital stock of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security; (c) there is no obligation, contingent or otherwise, of the Company to: (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies); and (d) there are no bonds, debentures, notes or other indebtedness (other than the Warrants) which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote.

4.2.2      Capital Stock of the Subsidiary. The capital stock of the Subsidiary is as set forth in Section 4.2.2 of the Disclosure Letter. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the percentage interests of the Subsidiary and there does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause the Subsidiary to issue, grant or sell any percentage interests or other equity interests of the Subsidiary to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for percentage interests or securities convertible into or exchangeable for percentage interests of the Subsidiary, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security. There is no obligation, contingent or otherwise, of the Subsidiary to: (i) repurchase, redeem or otherwise acquire any percentage interests or other equity interests of the Subsidiary; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies). All of the issued and outstanding membership interests of the Subsidiary are owned by the Company free and clear of any Lien or pledge.

4.3          Other Ventures. Other than the Company (with respect to the Subsidiary), none of the Acquired Companies owns of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company, joint venture or similar entity.

4.4	Noncontravention; Brokerage.

(a)          Neither the execution and delivery of this Agreement or any agreement, instrument or document to be executed and delivered by the Company pursuant hereto (the “Company Ancillary Agreements”), nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions

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hereof or thereof, will: (i) conflict with or result in a breach of any provisions of the Charter Documents of any Acquired Company; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of any Acquired Company to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of any Acquired Company pursuant to any Material Contract to which any Acquired Company is a party or by which any of them or any of their respective properties or assets used or owned by any Acquired Company may be subject; (iii) subject to receipt of the requisite approvals set forth in Section 4.4 of the Disclosure Letter, contravene, conflict with or result in a violation of, or constitute a failure to comply with, in any material respect, any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected; or (iv) contravene, conflict with or result in a violation of, in any material respect, any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any material Permit that is held by any Acquired Company.

(b)          No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person is required to be obtained or made by any Acquired Company in connection with: (i) the execution and delivery of this Agreement or any Company Ancillary Agreement or (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

(c)          No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.5          Financial Statements. Buyer has been provided copies of: (a) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2005 and 2006 (collectively, the “Audited Financial Statements”); and (b) the unaudited consolidated financial statements of the Company as of and for the two (2) month period ended March 3, 2007 (the “Interim Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The Interim Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the date indicated and the results of operations for the period then ended, subject in each case to: (a) normal year end adjustments; and (b) the absence of disclosures normally made in footnotes. The balance sheet as of March 3, 2007, which is included in the Interim Financial Statements, is herein referred to as the “Acquisition Balance Sheet.”

4.6	Absence of Certain Changes or Events. Since December 31, 2006:

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(a)          other than circumstances affecting the recreational vehicle and manufactured housing industries generally, there has not occurred any event or circumstance that has had, resulted in, or would reasonably be expected to have, a Material Adverse Effect;

(b)          other than as required by applicable Law, there has not been any change in the Tax reporting or accounting policies or practices of any of the Acquired Companies including practices with respect to the payment of accounts payable or the collection of accounts receivable and none of the Acquired Companies has settled or compromised any material Tax liability or made or revoked any material Tax election;

(c)          (i) other than in the ordinary course of business, none of the Acquired Companies has made, or granted, (A) any bonus or any wage, severance or termination pay, salary or compensation increase to any current or former director, officer, employee or consultant, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (C) any equity or equity-based compensation award; and (ii) none of the Acquired Companies has amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(d)          none of the Acquired Companies has issued, transferred, sold or delivered any shares of its capital stock (or its equivalent or options or other convertible securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock or its equivalent) or any other interest therein, or created any Liens on such capital stock except in connection with the exercise of Options;

(e)          none of the Acquired Companies has merged or consolidated with any corporation or other entity or invested in, loaned, made an advance or capital contribution to or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions;

(f)	none of the Acquired Companies has amended its Charter Documents.

(g)          none of the Acquired Companies has suffered any theft, damage, destruction or loss of or to any tangible asset or assets having a value in excess of Fifty Thousand Dollars ($50,000) individually;

(h)          none of the Acquired Companies has sold, assigned, transferred or subjected to any Lien or otherwise disposed of any tangible or intangible assets having a book value in excess of Fifty Thousand Dollars ($50,000) individually, except for sales of inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;

(i)           none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, or authorized any capital expenditures or commitment for capital expenditures, of any asset for an amount in excess of One Hundred Thousand Dollars ($100,000) individually, except purchases of inventory and supplies in the ordinary course of business consistent with past practice;

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(j)           none of the Acquired Companies has abandoned or cancelled any material Intellectual Property rights;

(k)          there has not been any transfer or other disposition (by the way of a Contract or otherwise) to any Person of rights to any Intellectual Property of the Acquired Companies;

(l)           none of the Acquired Companies has made or agreed to make any write-off or write-down, any determination to write-off or write-down, or revalue, any of the assets and properties of the Company, or change any reserves or liabilities associated therewith, in an amount exceeding Fifty Thousand Dollars ($50,000);

(m)         none of the Acquired Companies has made or agreed to make payment, discharge or satisfaction, in an amount in excess of Twenty-Five Thousand Dollars ($25,000), in any one case, of any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Audited Financial Statements and other than liabilities incurred in the ordinary course of business since the December 31, 2006; and

(n)          none of the Acquired Companies has entered into any agreement or otherwise committed to do any of the foregoing.

Except as set forth in the Disclosure Letter attached hereto and made a part hereof, with respect to the representations and warranties contained in Sections 4.7 through 4.19, inclusive, of this Article 4, the Company represents and warrants to Buyer that, to the Company’s Knowledge:

4.7	Taxes.

(a)         All Taxes owed by any of the Acquired Companies for all taxable periods, or portions thereof, ending on or before the date hereof (whether or not shown on any Tax Return) have been fully paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being or currently planned to be contested in good faith by appropriate proceedings or have not been finally determined.

(b)          All Tax Returns required to be filed by or with respect to the Acquired Companies have been timely filed and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all material respects.

(c)          There are no Tax claims, audits or proceedings by any Taxing Authority pending in connection with any Taxes due from or with respect to the Acquired Companies, and no claim has been made in writing by any Taxing Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction and no information has been requested in writing by any Taxing Authority in connection with its consideration of the foregoing.

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(d)          There are not currently in force any waivers or agreements binding upon any of the Acquired Companies for the extension of time for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.

(e)          Each of the Acquired Companies has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(f)           None of the Acquired Companies is a party to or bound by any Tax allocation or Tax sharing agreement, or any similar agreement.

(g)          None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) nor have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6, Treas. Reg. § 1.1502-78 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(h)          There are no Liens for Taxes upon the assets or properties of any of the Acquired Companies, except for statutory Liens for current Taxes not yet due.

(i)           None of the Acquired Companies has executed any power of attorney, which is currently in effect, with respect to any matter relating to Taxes.

(j)           None of the Acquired Companies has a permanent establishment outside of the United States.

(k)          The Acquired Companies have maintained all necessary books and records with respect to Tax Returns still subject to audit.

4.8          Employees. There are no pending controversies, grievances or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits). None of the Acquired Companies is a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor is there pending or underway any union organizational activities or proceedings with respect to employees of any of the Acquired Companies. Section 4.8 of the Disclosure Letter sets forth a complete list, as of the date hereof, of all employees of any of the Acquired Companies who, for the fiscal year ended December 31, 2006, received total employment compensation of One Hundred Fifty Thousand Dollars ($150,000) or more in such fiscal year or who would have received such amount had he or she been actively employed for the full fiscal year. There is no labor strike, slowdown or stoppage pending or threatened in writing against any of the Acquired Companies.

4.9          Employee Benefit Plans and Other Compensation Arrangements. Set forth in Section 4.9(a) of the Disclosure Letter is a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), with respect to which any of the Acquired Companies currently is the sponsor or is obligated to make contributions under the plan terms (the “Plans”). With respect to the Plans:

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(a)          none of the Plans is a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA;

(b)          each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

(c)          there has been no “prohibited transaction” as that term is defined in Section 4975 of the Code or Section 406 of ERISA (each as modified by Section 408 of ERISA) within the last five years and, within the last five years, no Plan has been terminated under either a distress or standard termination as provided in Title IV of ERISA, nor has any notice of intent to terminate any Plan been filed with the Pension Benefit Guaranty Corporation (“PBGC”), nor has the PBGC issued any written notice of intent to terminate any Plan;

(d)          no Plan has incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Code and Section 302 of ERISA (whether or not waived) within the last five years;

(e)          neither the Company nor any ERISA Affiliate has or will have any liability (contingent or otherwise) to or in connection with any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or any other employee benefit plan subject to Title IV of ERISA;

(f)           all of the Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made, including, without limitation, each annual report (if any) required for each applicable Plan has been timely filed (including extensions for purposes of establishing timeliness);

(g)          there are no pending or threatened claims against any of the Plans by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits);

(h)          none of the Acquired Companies was obligated to make any payments within the immediately preceding twelve (12) month period hereof, nor is any Acquired Company a party to any Contract, including the Plans, covering any current or former employee or consultant of the Acquired Companies that require it to make or give rise to any payments in connection with the transactions contemplated hereby (disregarding any termination of employment occurring on or after the Closing) that are not fully deductible under Section 280G of the Code;

(i)           except with respect to the Stock Options and the Warrants, neither the execution and delivery of this Agreement nor the consummation of the

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transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will: (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Acquired Companies from the Acquired Companies under any Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent;

(j)           none of the Plans provides or is obligated to provide medical or life insurance coverage to any retired Person, or any current employee of any of the Acquired Companies following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code);

(k)          none of the Acquired Companies maintains any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment which may occur on or after the Closing;

(l)           none of the Acquired Companies have classified any individual as an “independent contractor” or of similar status who, according to a plan or applicable Law, should have been classified as an employee;

(m)         the Acquired Companies have no liability, actual or contingent, with respect to any employee who is improperly excluded from participating in any Plan;

(n)          except as otherwise reflected in the Plan documents (including any summary plan descriptions), or as required by applicable Law, neither of the Acquired Companies has promised or agreed to limit its authority to amend or terminate any of the Plans; and

(o)         each nonqualified deferred compensation plan subject to Section 409A of the Code that is maintained by any of the Acquired Companies has been administered in all material respects in a manner intended to avoid adverse tax consequences under Section 409A of the Code.

4.10	Environmental Matters. With respect to the Acquired Companies:

(a)         there is and has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property, or at, on, under or from any real property formerly owned or operated or leased, by any Acquired Company except in conformance with all applicable Laws;

(b)         no asbestos or urea formaldehyde containing materials have been incorporated into or used on the buildings or any improvements that are a part of the Real Property, or into other assets of or products made or sold by the Acquired Companies;

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(c)         there are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property;

(d)         all Hazardous Material not in current, usable inventory has been removed from the Real Property and disposed of in compliance with all applicable Laws;

(e)         no Acquired Company has at any time sent any Hazardous Materials to a site that, pursuant to any applicable Law: (i) has been placed or proposed for placement on the National Priorities List or any similar state list; or (ii) is subject to or the source of an order, demand or request from a Government Authority to take “response,” “corrective,” “removal,” or “remedial” action, as defined in any applicable Environmental Law, or to pay for the costs of any such action at any location;

(f)          since December 31, 2003, no Acquired Company has received any written notice, order or other communication from any Governmental Authority, citizens’ group, employee or other individual or entity claiming that the Acquired Companies are, or may be, liable for (i) personal injury, property damage or for any other costs or expenses related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material; (ii) any Environmental Claim; or (iii) any non-compliance with any Environmental Laws;

(g)         there are no underground storage tanks or related piping, landfills, buried drums or surface impoundments located on, under or at the Real Property;

(h)         each of the Acquired Companies is, and has been since December 31, 2003, in compliance in all material respects with all applicable Environmental Laws (which compliance includes without limitation the possession by each Acquired Company of all Permits required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof); and

(i)          there is no Environmental Claim pending or threatened in writing against any of the Acquired Companies or against any Person with respect to whom the Acquired Companies has or may have retained or assumed any liability for any Environmental Claim, either contractually or by operation of Law.

4.11       Permits; Compliance with Laws. Each of the Acquired Companies is and has been since December 31, 2003 in compliance in all material respects with all applicable Laws, and possesses and has possessed since December 31, 2003 all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”). Except for those that are no longer applicable to any of the Acquired Companies, none of the Acquired Companies has received any written notice from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are presently bound or affected.

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4.12	Real and Personal Properties.

(a)          Section 4.12(a) of the Disclosure Letter lists: (i) all of the real property owned by any of the Acquired Companies (collectively, the “Owned Real Property”); and (ii) all of the real property demised by leases or subleases (collectively, the “Leases”) to any of the Acquired Companies (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). None of the Acquired Companies has leased, subleased or otherwise granted any rights to the use or occupation of any portion of the Real Property, which is currently in effect.

(b)          Each applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. The Acquired Companies have made available to Buyer a complete and accurate copy of each of the Leases, including all amendments thereto.

(c)          The Acquired Companies own each parcel of Owned Real Property as set forth in Section 4.12(a) of the Disclosure Letter, and the Acquired Companies own each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described in Section 4.12(c) of the Disclosure Letter, and except for Permitted Liens. The tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by the Acquired Companies.

4.13       Accounts Receivable. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Acquired Companies represent valid obligations arising from sales actually made. The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to: (a) normal year end adjustments; and (b) the absence of disclosures normally made in footnotes.

4.14       Inventories. The inventories reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to: (a) normal year end adjustments, and (b) the absence of disclosures normally made in footnotes.

4.15	Intellectual Properties.

(a)          Section 4.15(a) of the Disclosure Letter sets forth a list of all registered Intellectual Property, pending applications for registration of Intellectual Property and material unregistered Intellectual Property (other than Trade Secrets) of the Acquired Companies. Section 4.15(b) of the Disclosure Letter sets forth all written licenses (excluding Off-the-Shelf Software and end user licenses for mass market Software) pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other material agreements under which the Acquired Companies grant or receive any rights to Intellectual Property.

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(b)          The Acquired Companies own and possess all, right, title and interest in and to, or have a valid and enforceable right or license to use the Company Intellectual Property as currently being used.

(c)          Except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the written license agreements disclosed in Section 4.15(b) of the Disclosure Letter.

(d)          The Company Intellectual Property owned by any of the Acquired Companies and the Company Intellectual Property used by any of the Acquired Companies, is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(e)          None of the Acquired Companies has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party. None of the Acquired Companies has received in the past three (3) years any written notice regarding any of the foregoing, including, without limitation, any demands or offers to license any Intellectual Property from any third party.

(f)           No third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property. No such claims have been brought or threatened in writing against any third party by any of the Acquired Companies.

4.16       Contracts. Section 4.16 of the Disclosure Letter lists all of the currently effective written agreements or binding oral agreements (including a description of the material terms of such oral agreements) of the following types to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies are bound or are subject (it being understood that subject to Section 8.1.5, Sellers’ Representative shall be permitted to provide Buyer with a supplement to Section 4.16 of the Disclosure Letter to reflect the entering into, or amendment, supplement or other modification of, any such agreements in the ordinary course of business after the date hereof and prior to the Closing Date):

(a)          Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business consistent with past practice, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by any of the Acquired Companies from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of One Hundred Thousand Dollars ($100,000);

(b)          Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business consistent with past practice, which provide for the sale of goods or services by any Acquired Company and under which the undelivered balance of such goods or services has a sale price in excess of One Hundred Thousand Dollars ($100,000);

(c)          Contracts relating to Indebtedness of any Acquired Company or the granting by any Acquired Company of a Lien on any of its assets;

(d)	Contracts with dealers, distributors or sales representatives;

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(e)          joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(f)           Contracts with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(g)	written Contracts of employment with any employee or officer;

(h)          Contracts not otherwise disclosed herein which limit the freedom of any Acquired Company to engage in any business or compete with any Person;

(i)           Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Twenty Five Thousand Dollars ($25,000);

(j)           stock option Contracts, warrants and convertible securities for the purchase or issuance of capital stock of any Acquired Company;

(k)          Contracts restricting the transfer of capital stock of any Acquired Company, obligating any Acquired Company to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of any Acquired Company;

(l)           Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of One Hundred Thousand Dollars ($100,000) and under which any Acquired Company has any continuing liability or obligation;

(m)         Contracts with any officer, director, shareholder or Affiliate of the Company;

(n)	the Leases; and
(o)	the licenses listed in Section 4.15(b) of the Disclosure Letter.

Copies of each Contract required to be identified in Section 4.16 of the Disclosure Letter, including all amendments thereto (collectively, the “Material Contracts”) have been made available to Buyer. All of the Material Contracts are in full force and effect and are enforceable against the Acquired Company that is a party thereto and the other parties thereto, in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity. Each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts, and there are no existing written threats of default, breaches or violations of any of such Material Contracts by any other party thereto.

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4.17       Litigation. There are no Actions pending against or brought by, threatened in writing against or threatened in writing to be brought by, any of the Acquired Companies that: (a) involve more than Twenty Thousand Dollars ($20,000) in claims or damages individually; (b) could result in the entry of equitable relief; or (c) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; and no such claim has been settled since January 1, 2006. Section 4.17 of the Disclosure Letter lists all Claims of any of the Acquired Companies pending as of the date hereof against any Seller.

4.18       Material Suppliers and Customers. No customer which accounted for more than five percent (5%) of sales (the “Material Customers”), and no supplier which accounted for more than five percent (5%) of purchases (the “Material Suppliers”) in the fiscal year ended December 31, 2006 has delivered to any Acquired Company any written notice which cancelled, materially modified, or otherwise terminated its relationship with such Acquired Company or materially decreased its services, supplies or materials to any Acquired Company or its usage or purchase of the services or products of such Acquired Company, nor has any of the Material Customers or the Material Suppliers indicated its intention in writing to such Acquired Company to do any of the foregoing.

4.19       Product Warranty. Section 4.19 of the Disclosure Letter sets forth the Product Warranty Claims history of the Acquired Companies from July 1, 2006 through March 3, 2007. All product warranty claims with respect to the sale of roof vents by the Acquired Companies to Amerimax Building Products, Inc. have been settled or otherwise resolved pursuant to the settlement agreement with Amerimax Building Products, Inc.

4.20       No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THE ACQUIRED COMPANIES OR ANY OF THE ACQUIRED COMPANIES’ ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ACQUIRED COMPANIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. IN ADDITION AND WITHOUT LIMITATION TO THE FOREGOING, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 WITH RESPECT TO SELLERS AND ARTICLE 4 WITH RESPECT TO THE COMPANY, SELLERS AND THE COMPANY DO NOT MAKE, AND HAVE NOT MADE, ANY REPRESENTATIONS OR WARRANTIES RELATING TO SELLERS, THE ACQUIRED COMPANIES OR THE BUSINESSES OF THE ACQUIRED COMPANIES OR OTHERWISE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, INCLUDING, WITHOUT LIMITATION, THOSE REGARDING COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, AND INFORMATION IN ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS. NO PERSON HAS BEEN AUTHORIZED BY SELLERS OR THE

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COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SELLERS, THE ACQUIRED COMPANIES OR THE BUSINESSES OF THE ACQUIRED COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SELLERS OR THE COMPANY AND SHALL NOT BE DEEMED TO HAVE BEEN MADE BY SELLERS OR THE COMPANY.

ARTICLE 5

Representations and Warranties of Buyer

Buyer represents and warrants to the Company and each Seller as follows:

5.1          Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer pursuant hereto (the “Buyer Ancillary Agreements”). The execution, delivery and performance of this Agreement and such other Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Buyer.

5.2          Execution and Delivery; Enforceability. This Agreement has been, and each Buyer Ancillary Agreement, will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

5.3	Governmental Authorities; Consents.

(a)          Except for the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of Buyer any provisions of the Charter Documents of Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of Buyer to make any payments under, or result in the creation or imposition of a Lien upon any property, assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its respective properties or assets may be subject, other than any such consequences that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; or (iii) violate any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected.

(b)          Other than the applicable requirements of the HSR Act, no consent, approval, authorization or permits of, or filing with or notification to, any Governmental

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Authority or other Person is required to be obtained or made by Buyer in connection with: (i) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

5.4          Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5          Investment Intent; Restricted Securities. Buyer is acquiring the Securities solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Securities or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Securities and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer has had such opportunity as it has deemed adequate to obtain from management of the Acquired Companies such information about the businesses of the Acquired Companies as is necessary to permit Buyer to evaluate the merits and risks of investment in the Acquired Companies. Buyer understands and acknowledges that: (a) none of the Securities have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Securities constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Securities are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Securities may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Securities and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will refrain from transferring or otherwise disposing of any of the Securities acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any applicable state securities Laws.

5.6          Financing. At the Closing, Buyer will have readily available funds to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement.

ARTICLE 6

Conditions Precedent

6.1          Conditions to Buyers’ Obligations. The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a)          all filings, authorizations and approvals and consents set forth on in Section 6.1(a) of the Disclosure Letter shall have been made with or obtained from all applicable Persons;

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(b)          there shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)          there shall not have been a Material Adverse Effect or any event or occurrence (including the failure of the representations and warranties of the Company and Sellers, in the aggregate, to be true and correct as of the Closing Date) which would reasonably be likely to have a Material Adverse Effect;

(d)         Sellers, Sellers’ Representative and the Acquired Companies shall have performed in all material respects all of the covenants and agreements required to be performed by each of them hereunder prior to or at the Closing;

(e)	Buyer shall have received the following:

(i)           all agreements representing the Stock Options or Warrants, in each case, duly endorsed for transfer or accompanied by an appropriate instrument of assignment and transfer;

(ii)          all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(iii)        the written resignation, effective as of the Closing, of each director and officer of the Acquired Companies;

(iv)         payoff letters in a commercially reasonable form with respect to the Repaid Closing Indebtedness, which letters provide for the release of all Liens relating to the Repaid Closing Indebtedness following satisfaction of the terms contained in such payoff letters through delivery of all documentation necessary to obtain releases of all Liens subject thereto, including appropriate UCC termination statements, or through authorization to prepare and file the same;

(v)          certificates of good standing as of the most recent practicable date from Secretary of State where each of the Acquired Companies is incorporated;

(vi)         a certificate of the secretary or other officer of the Company certifying: (A) the true and correct Charter Documents of the Company and the Subsidiary, as of the Closing; and (B) copies of the resolutions duly adopted by the Board of Directors of the Company, authorizing the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Agreement;

(vii)       evidence of termination of the Lincap Management Agreement;

(viii)      the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2004; and

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(ix)         each other document reasonably requested by Buyer pursuant to this Agreement, including the Seller Ancillary Agreements and the Company Ancillary Agreements.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2          Conditions to Sellers’ Obligations. The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a)          all filings, authorizations and approvals and consents set forth on in Section 6.1(a) of the Disclosure Letter shall have been made with or obtained from all applicable Persons;

(b)          there shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)          Buyer shall have delivered to Sellers’ Account the Closing Date Payment in accordance with Section 2.3 hereof;

(d)          Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to or at the Closing;

(e)          Buyer shall have satisfied the Repaid Closing Indebtedness in accordance with Section 2.3; and

(f)	Sellers shall have received the following:

(i)           a certificate of good standing as of the most recent practicable date from Secretary of State where Buyer is incorporated;

(ii)          a certificate of the secretary or other officer of Buyer certifying: (A) the true and correct Charter Documents of Buyer, as of the Closing; and (B) copies of the resolutions duly adopted by the Board of Directors of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and each Buyer Ancillary Agreements; and

(iii)         each other document reasonably requested by Sellers’ Representative pursuant to this Agreement, including the Buyer Ancillary Agreements.

Any agreement or document to be delivered to Sellers pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

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ARTICLE 7

The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place on the later date to occur of May 18, 2007 and the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 hereof and shall take place at the offices of McDermott Will & Emery LLP, in Chicago, Illinois or at such other time and place as to which Buyer and Sellers’ Representative may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers’ Representative shall have the authority to waive on behalf of Sellers or any Seller any delivery required at or before the Closing by Buyer hereunder. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date.

ARTICLE 8

Additional Covenants and Agreements

8.1	Pre-Closing Covenants and Agreements.

8.1.1      Conduct of Business. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 8.1.4 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or the Disclosure Letter or except to the extent Buyer otherwise consents in writing, Sellers shall cause each of the Acquired Companies to: (a) be operated in the ordinary course of business, consistent with past practice, (b) use commercially reasonable efforts to (i) preserve intact its respective business organizations, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing, (c) to pay its liabilities, Taxes and other obligations consistent with the Company’s past practices (other than liabilities, Taxes and other obligations, if any, contested in good faith and for which reserves have been established in accordance with GAAP), and (d) maintain in full force and effect all Permits used in the conduct of its business as presently conducted and otherwise conduct all activities related to its assets, properties and business in accordance in all material respects with all Laws or Orders of any Governmental Authority, including without limitation by timely filing all required reports or other submissions. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the following:

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(a)	any of the events described in Section 4.6;

(b)         entering into any material Contract, other than with Buyer or its Affiliates, or incur any Liabilities, in either case, outside of the ordinary course of business;

(c)         effecting any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Material Contracts;

(d)         entering into any material transaction with any officer, director, shareholder or Affiliate of any of the Acquired Companies;

(e)         (i) commencing any Action or (ii) settling or waiving any rights with respect to any Action that (A) involves more than Twenty Thousand Dollars ($20,000) in claims or damages individually; (B) could result in the entry of equitable relief; or (C) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

(f)          any action that would result in the acceleration of sales, which in the ordinary course of business would reasonably be expected to occur subsequent to such time;

(g)         any other action that would make any of its representations or warranties contained in this Agreement to be untrue or incorrect when made in any material respect (or, with respect to those representations and warranties that are by their terms qualified by a standard of materiality, untrue or incorrect when made in any respect); and

(h)         entering into any agreement or otherwise committing to do any of the foregoing.

8.1.2      Access. During the Pre-Closing Period, Buyer and its representatives (including any financing sources and their respective representatives and environmental consultants) shall continue to have reasonable access to the personnel, facilities, properties, counsel, accountants, consultants, representatives and books and records (consistent with applicable privacy Laws) of the Acquired Companies to conduct such necessary inspections as Buyer may reasonably request.

8.1.3	Satisfaction of Closing Conditions.

(a)          During the Pre-Closing Period and subject to the terms and conditions of this Agreement, Sellers and the Company, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in Article 6 and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, consents, Permits, waivers or other approvals of all Governmental Authorities or other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the parties shall cooperate with each other with respect to each of the foregoing.

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(b)         The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Without limiting the foregoing, each of the parties hereto shall use commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby.

(c)         Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Government Authority regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer shall advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) that Buyer proposes to make or enter into with the FTC, the DOJ or any other Government Authority in connection with the transactions contemplated hereby. The Company shall advise Buyer promptly in respect of any understandings, undertakings or agreements (oral or written) that the Company proposes to make or enter into with the FTC, the DOJ or any other Government Authority in connection with the transactions contemplated hereby.

(d)         If any objections are asserted with respect to the transactions contemplated hereby by the FTC, the DOJ or any other Government Authority or if any suit is instituted by any Government Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law, each of the parties shall use commercially reasonable efforts to resolve such objections or challenge as such Government Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, decree or ruling or statute, rule, regulation or executive order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement. Nothing in this Section 8.1.3 or in this Agreement shall obligate Buyer to divest or hold separate (including by trust or otherwise) any assets and/or securities of any corporation to secure authorization by any Governmental Authority to consummate the transactions contemplated by this Agreement.

8.1.4	Termination. This Agreement may be terminated:

(a)          by mutual written consent of Buyer and Sellers’ Representative at any time prior to the Closing;

(b)          by: (i) Buyer if any of the conditions in Section 6.1 has not been satisfied as of June 15, 2007 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (ii) Sellers’ Representative if any of the conditions in Section 6.2 has not been satisfied as of June 15, 2007 or if satisfaction of such a condition is or becomes

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impossible (other than through the failure of Sellers or Sellers’ Representative to comply with their obligations under this Agreement) and Sellers’ Representative has not waived such condition; or

(c)          by Buyer or Sellers’ Representative, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 15, 2007.

8.1.5      Update of Disclosure Letter. On or before the Closing Date, the Company may deliver to Buyer an updated Disclosure Letter with respect to any matter hereafter arising which if existing or occurring at or prior to the date of this Agreement would have been necessary to be set forth or described in any of the sections in the Disclosure Letter. Any disclosure in any updated section in the Disclosure Letter shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnifications provided for in Article 9 hereof.

8.1.6      Pre-Closing Publicity. During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Sellers’ Representative and Buyer, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system.

8.1.7      Exclusivity. During the Pre-Closing Period, each Seller and the Company agrees that such Seller and the Company will not, and will cause the Subsidiary, and each of their respective directors, officers, managers, agents, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving the sale of any stock or other ownership interest or material assets (other than the sale of inventory in the ordinary course of business) of any of the Company or the Subsidiary or any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company or the Subsidiary (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal. The Company and each Seller will immediately cease and cause to be terminated any and all existing discussions and negotiations with any other Person regarding any of the foregoing.

8.1.8     Notice to Warrantholders. Each holder of the Warrants acknowledges and agrees that by their execution of this Agreement the requirement contained in the Warrant regarding notice of the transactions contemplated by this Agreement has been satisfied.

8.1.9     Specific Performance. Each of the parties hereby agree that in the event of a breach of this Agreement by any party money damages may be inadequate and the other party may have no adequate remedy at Law. It is accordingly agreed that, in addition to, and without limiting any other remedy or right any party may otherwise have, the non-breaching party or parties may seek an injunction, specific performance, or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the

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posting of a bond or other security, to enforce its rights and the breaching parties’ obligations hereunder.

8.2	Miscellaneous Covenants.

8.2.1      Post-Closing Publicity. Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or reasonably necessary to enforce any rights under this Agreement. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer, Sellers, Sellers’ Representative and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders or investors, without the prior written consent of Sellers or Sellers’ Representative or Buyer, as the case may be.

8.2.2      Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers or the Acquired Companies (with the Acquired Companies only being obligated for payment of any expenses of Sellers and the Acquired Companies if such payment is made prior to the Closing or such expenses are accrued on the Final Adjustment Statement) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or any Acquired Company (on behalf of Sellers) or their respective representatives or are otherwise expressly allocated to Sellers hereunder.

8.2.3      No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

8.2.4      Confidentiality Agreement. Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement executed by Buyer, dated January 16, 2007 (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but shall terminate at the Closing.

8.2.5      Access by Sellers. Buyer shall, and shall cause each of the Acquired Companies to, for a period of five (5) years after the Closing Date (or such other period as may be required by Law), to retain the books and records of the Acquired Companies relating to the period prior to the Closing Date and to, during normal business hours and upon reasonable advance notice, provide Sellers’ Representative and its designees and representatives with reasonable access to such

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books and records and any extracts or copies thereof for the purpose of preparing Tax Returns as any such Person may reasonably request and at such Person’s expense.

8.2.6      Continuation of Indemnification. Following the Closing, Buyer agrees to cause the Acquired Companies to, in accordance with their respective Charter Documents, indemnify and hold harmless each of the present and former directors, officers, managers, partners, employees and agents of the Acquired Companies, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the businesses of the Acquired Companies or the status of such individual as a director, officer, manager, partner, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law. Buyer agrees not to amend or modify the Charter Documents of any of the Acquired Companies with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) officers, directors, managers, partners, employees and agents (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such officers, directors employees and agents). Buyer shall cause the persons serving as officers and directors of the Acquired Companies immediately prior to the Closing Date to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or extended discovery insurance maintained by the Acquired Companies (provided that Buyer, the Company or the Subsidiary may substitute therefor policies of at least the same coverage and amounts and which contain terms and conditions that are, when taken as a whole, not less advantageous to such directors and officers than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Closing Date which were committed by such officers and directors in their capacity as such; provided, however, that the Acquired Companies shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof for such insurance (the “Current Premium”). If such premium for such insurance required to be maintained pursuant to this Section would at any time exceed 150% of the Current Premium, then Buyer shall cause to be maintained policies of insurance which, in good faith determination, provide the maximum dollar loss coverage available at an annual premium equal to 150% of the Current Premium. If any of the Acquired Companies merge into, consolidate with or transfer all or substantially all of their assets to another Person, then and in each such case, Buyer shall make and shall cause the Acquired Companies to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer and the Acquired Companies under this Section to the extent such assumption does not occur by operation of Law. This Section shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer, manager, partners, agent or employee who has held such capacity on or prior to the Closing Date and is now or at any time during such six-year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents as of the date hereof.

8.2.7      Sellers’ Representative. Sellers hereby designate Sellers’ Representative to execute any and all instruments or other documents on behalf of Sellers and to do any and all other acts or things on behalf of Sellers which Sellers’ Representative deems necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation

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of the transactions contemplated hereby and the performance of all obligations hereunder before, at or following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to: (a) calculate each Seller’s Percentage Interest hereunder; (b) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers; (c) give and receive notices on behalf of all Sellers; (d) act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative; (e) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement; and (f) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article 9 and performance of obligations under Article 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder or to agree to settlement of the Final Post Closing Adjustment. Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. Sellers’ Representative may resign at any time by notifying Buyer and Sellers in writing. Each Seller agrees that Buyer and the Acquired Companies shall be entitled to rely conclusively and absolutely, without further inquiry, on any action taken by Sellers’ Representative on behalf of Sellers, and that each such action shall be binding on each Seller as fully as if such Seller had taken such action.

8.2.8      Further Assurances. From time to time after the Closing, at the request of Buyer, Sellers, the Company and Sellers’ Representative shall execute and deliver any further instruments and take such other action as Buyer may reasonably request to carry out the transactions contemplated hereby.

8.2.9      Termination of Security Holders’ Agreement. With respect to the transactions contemplated by this Agreement, each Seller hereby waives the applicability of, and the rights such Seller had, has or may have under or pursuant to, the Security Holders’ Agreement, including any preemptive right or right of first refusal. Each Seller who is a party to the Security Holders’ Agreement hereby covenants and agrees with the other Sellers, the Company and Buyer that, effective immediately prior to the Closing, the Security Holders’ Agreement shall terminate and be deemed canceled in its entirety, and each Seller unconditionally and forever releases and

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discharges each other party to the Security Holders’ Agreement from all obligations and liabilities arising thereunder. From and after the Closing, Buyer agrees that the Company and its successors and assigns unconditionally release and forever discharge each party to the Security Holders’ Agreement from all obligations and liabilities arising thereunder. The foregoing termination of the Security Holders’ Agreement and Buyer’s covenant in this Section 8.2.9 shall be of no force or effect unless and until the Closing shall have occurred, and the Security Holders’ Agreement shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

8.2.10	Release.

(a)         Effective as of the Closing, each Seller unconditionally and irrevocably and forever releases and discharges each of the Acquired Companies, their respective successors and assigns, and any present or former directors, officers, employees or agents of each of the Acquired Companies (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in to, direct or indirect, at law or in equity (collectively, “Claims”), that such Seller ever had, now has or ever may have or claim to have against any of the Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, that this release does not extend to any Claim: (i) to enforce the terms or any breach of this Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein or therein; or (ii) for indemnification or contribution by a Seller in his, her or its capacity as a former officer, director, employee, agent or fiduciary of any of the Acquired Companies. In addition, nothing in this Section 8.2.10 affects any Seller’s right under any employment agreement or to recover wages, bonuses, employee benefits, and other compensatory amounts that are due to him or her in the ordinary course of business, consistent with past practice.

(b)         Effective as of the Closing, each of the Acquired Companies unconditionally and irrevocably and forever releases and discharges each Seller, their respective successors and assigns, and any present or former directors, officers, employees or agents of each Seller (collectively, the “Seller Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all Claims, that such Acquired Company ever had, now has or ever may have or claim to have against any of the Seller Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, that this release does not extend to any Claim: (i) to enforce the terms or any breach of this Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein or therein, (ii) against any Seller Released Party due to such Seller Released Party’s (A) violation of a criminal law; (B) involvement in a transaction from which the Seller Released Party derived an improper personal benefit; (C) fraud, intentional misrepresentation or willful misconduct; (D) obligation to repay any indebtedness of such Person to any of the Acquired Companies outstanding as of the Closing Date; or (E) with respect to directors, involving any liability for which indemnification of such liability is not available under applicable Law.

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8.3          Acknowledgements. It is understood that Calfee, Halter & Griswold LLP shall be allowed to represent Sellers or any Seller in all matters and disputes that may arise after the date hereof, including in any such matter or dispute adverse to Buyer or the Acquired Companies.

8.4	Restrictive Covenants. 8.5

8.4.1     For a period of five (5) years after the Closing Date, each of Linsalata Capital Partners Fund III, L.P8.6. and George G. Thomas (each a “Restricted Party”) agree (on a several basis):

(a)          not to, directly or indirectly, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, or be employed by or render services to, any Person engaged in the Business (except any Person for whom their participation in the Business constitutes less than twenty-five percent (25%) of such Person’s business); provided, however, the foregoing restriction shall not apply with respect to any purchase or holding of up to five percent of any class of securities of any Person (but without otherwise participating in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and

(b)          not to, directly or indirectly, either for itself or himself or any other Person (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), (i) induce or attempt to induce any salaried employee of any Acquired Company to leave the employment of any Acquired Company, (ii) interfere with the relationship between any Acquired Company and any salaried employee of any Acquired Company, (iii) hire, employ, offer to hire or employ or otherwise engage as an employee, independent contractor, or otherwise, any salaried employee of any Acquired Company, or (iv) induce or attempt to induce any of the Material Customers or Material Suppliers to cease or refrain from doing business with any of the Acquired Companies; provided, however, that the restrictions in clauses (b)(i), (ii) and (iii) of this Section 8.4.1 shall not apply to any salaried employee six (6) months after such employee is no longer employed by any Acquired Company.

8.4.2     Notwithstanding anything in Section 8.4.1 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 8.4 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, each Restricted Party agrees that the period, scope or geographical area, as the case may be, shall be reduced to the minimum extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to their agreement and intent that the restrictions contained herein shall be effective to the fullest extent permissible. In addition, each Restricted Party acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 8.4 and that, in such event, Buyer and its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 8.4. Each Restricted Party hereby waives any and all defenses he or it may have on the ground of lack of jurisdiction or

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competence of the court to grant such specific performance, injunctive or other relief contemplated by the preceding sentence. Any injunction shall be available without the posting of any bond or other security. Each Restricted Party agrees that the restrictions contained in this Section 8.4 are reasonable in all respects and are necessary to protect the goodwill of the businesses of the Acquired Companies. The prevailing party in any proceeding arising out of this Section 8.4 shall be reimbursed by the party who does not prevail for its reasonable attorneys and experts fees and related expenses and for the costs of such proceeding.

8.4.3     In the event that any portion of this Section 8.4 shall be determined by any court of competent jurisdiction to be unenforceable, including by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each provision and part of a provision herein shall be deemed a separate and severable covenant. It is the desire and intent of the parties that the provisions of this Section 8.4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, a court of competent jurisdiction is directed to modify any provision to the extent necessary to render such provision enforceable and if such cannot be lawfully done, then to severe any such portion of a provision, but only such portion of a provision, necessary to cause the remaining provisions or portions of provisions to be enforceable.

8.4.4     From and after the Closing, each Seller will treat and hold as confidential all of the Confidential Information, refrain from using or authorizing the use of any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request of Buyer, all tangible embodiments (and all copies) of the Confidential Information, including electronic, that are in his or its possession or control. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly, except as prohibited by law or judicial process, of the request or requirement so that Buyer may seek, at Buyer’s sole cost and expense, an appropriate protective order. If, in the absence of a protective order, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

ARTICLE 9

Indemnification

9.1          Indemnification of Buyer. From and after the Closing and subject to Sections 9.2, 9.5 and 9.6, each Seller shall, severally and not jointly, indemnify, defend, hold harmless, pay and

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reimburse Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”), from and against: (a) any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by such Seller in Article 3 or by the Company in Article 4; (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Sellers, the Company or Sellers’ Representative herein; and (c) any Losses resulting from the failure of the Acquired Companies to comply with the emissions limits imposed by the Clean Air Act Title V Permit Number 039-17506-00324 issued by the Indiana Department of Environmental Management as in effect on or prior to the Closing Date. Notwithstanding the foregoing, with respect to the representations and warranties made in Article 3 or any covenants made herein, each Seller is responsible for only those representations, warranties and covenants made by that Seller, and no Seller shall be obligated to indemnify, defend, hold harmless, pay or reimburse Buyer Indemnitees for Losses based upon, arising out of or caused by, any inaccuracy in, or breach of, any representation, warranty or covenant made by any other Seller in Article 3 or otherwise herein; provided, however, that any indemnifiable Loss hereunder based upon, arising out of or caused by any act or omission by Sellers’ Representative shall be deemed to be a Loss that is the several responsibility of Sellers for purposes of this Section 9.1. The indemnification responsibilities of any Seller hereunder shall be several and in accordance with such Seller’s Percentage Interest.

9.2          Limitations on Indemnification of Buyer. Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.2.

(a)          Any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(a) or Section 9.1(c) shall be required to be made by delivering notice to Sellers’ Representative no later than the expiration of one year after the Closing Date, and no claim may be brought after the Closing Date for breach of any covenant in Section 8.1 [Pre-Closing Covenants and Agreements] which covenants expire at the Closing. Notwithstanding the foregoing, any claim for indemnification based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority; Capacity and Representation], Section 3.2 [Ownership of Securities], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capital Stock] or Section 4.4(c) [Brokerage], may be made at any time.

(b)          Except for claims for indemnification under Section 9.1(a) based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority; Capacity and Representation], Section 3.2 [Ownership of Securities], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capital Stock] or Section 4.4(c) [Brokerage], Buyer Indemnitees shall not be entitled to indemnification under Section 9.1(a) until the aggregate amount of all of such Buyer Indemnitees’ claims for indemnification under such section exceeds the Indemnification Threshold and thereafter Buyer Indemnitees shall be entitled to indemnification under such section only for amounts in excess of the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not apply in the event of any fraud or intentional misrepresentation with respect to any representation or warranty by Sellers in Article 3 or the Company in Article 4, in which case Buyer Indemnitees may recover the full amount of all such Losses. Buyer Indemnitees shall not be entitled to

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indemnification under Section 9.1(c) until the aggregate amount of all of such Buyer Indemnitees’ claims for indemnification under such section exceeds Two Hundred Fifty Thousand Dollars ($250,000) and thereafter Buyer Indemnitees shall be entitled to indemnification under such section only for amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that the $250,000 limitation shall not apply in the event of any fraud or intentional misrepresentation with respect to the indemnification matter enumerated in Section 9.1(c), in which case Buyer Indemnitees may recover the full amount of all such Losses.

(c)          Except for claims for indemnification under Section 9.1(a) based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority; Capacity and Representation], Section 3.2 [Ownership of Securities], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capital Stock] or Section 4.4(c) [Brokerage], the maximum indemnification amount to which Buyer Indemnitees may be entitled under Section 9.1(a) and Section 9.1(c) shall be Six Million Dollars ($6,000,000); provided, however, that the foregoing limitation shall not apply in the event of any fraud or intentional misrepresentation with respect to any representation or warranty by Sellers in Article 3 or the Company in Article 4, in which case Buyer Indemnitees may recover the full amount of all such Losses.

(d)          The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent that, the Losses are reflected on the Final Adjustment Statement.

(e)          For purposes of determining the amount of Losses resulting from any misrepresentation or breach of a representation or warranty contained herein, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the parties that for purposes of determining Losses, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

9.3          Indemnification of Sellers. From and after the Closing and subject to Sections 9.4, 9.5 and 9.6, Buyer shall indemnify, defend, hold harmless, pay and reimburse Sellers and their respective officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”), from and against: (a) any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by Buyer in Article 5; and (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein. Buyer does not make and shall not be deemed to have made, nor are Sellers relying upon, any representation, warranty, covenant or obligation other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement.

9.4          Limitations on Indemnification of Sellers. Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.4.

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(a)          Any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3(a) shall be required to be made by delivering notice to Buyer no later than the expiration of one year after the Closing Date, and no claim may be brought after the Closing Date for breach of any covenant in Section 8.1 [Pre-Closing Covenants and Agreements] which covenants expire at the Closing. Notwithstanding the foregoing, any claim for indemnification based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty made by Buyer in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities], may be made at any time.

(b)          Except for claims for indemnification under Section 9.3(a) based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities], Seller Indemnitees shall not be entitled to indemnification under Section 9.3(a) until the aggregate amount of all of such Seller Indemnitees’ claims for indemnification exceeds the Indemnification Threshold and thereafter Seller Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not apply in the event of any fraud or intentional misrepresentation with respect to any representation or warranty by Buyer in Article 5, for which Seller Indemnitees may recover the full amount of all such Losses.

(c)          Except for claims for indemnification under Section 9.3(a) based upon, arising out of or caused by (i) any inaccuracy or breach of any representation or warranty in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities], the maximum indemnification amount to which Seller Indemnitees may be entitled under Section 9.3(a) shall be an amount equal to Six Million Dollars ($6,000,000); provided, however, that the Indemnification Threshold shall not apply in the event of any fraud or intentional misrepresentation with respect to any representation or warranty by Buyer in Article 5, for which Seller Indemnitees may recover the full amount of all such Losses.

9.5	Procedures Relating to Indemnification.

9.5.1      Third-Party Claims. In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) constituting the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

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If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if (i) the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim and (ii) the Third-Party Claim does not seek to impose any liability, obligation or restriction upon the indemnitee other than for money damages, then, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense.

If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which (a) the indemnitor recommends, (b) by its terms unconditionally releases the indemnitee from all liabilities and obligations in connection with such Third-Party Claim, and (c) is commercially reasonable; and (iii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee.

9.5.2      Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4. If the indemnitor disputes its liability with respect to such claim as provided above, the indemnitor and indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4.

9.6          Limitation of Remedies. Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this

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Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action for which equitable relief is sought) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, Buyer and each Seller hereby waives on behalf of himself and all other Persons who might claim by, through or under him, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action for which equitable relief is sought) which any such other Person may have arising under or based upon any Law and that relates to the transaction contemplated herein or to any aspect of the businesses of the Acquired Companies (except pursuant to the indemnification provisions set forth in this Article 9). Nothing in this Section 9.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled.

ARTICLE 10

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“Acquired Companies” is defined in the Recitals; and each of the Company and the Subsidiary may be referred to individually as an “Acquired Company.”

“Acquisition Balance Sheet” is defined in Section 4.5.

“Actions” means any actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, whether at law or in equity.

“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or membership interests, by Contract, or otherwise.

“Agreement” means this Securities Purchase Agreement, as may be amended from time to time.

“Audited Financial Statements” is defined in Section 4.5.

“Business” means the manufacture, distribution or sale of laminated gypsum, laminated lauan or hardwood cabinet doors to the recreational vehicle or manufactured housing markets anywhere within the United States.

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“Business Day” means any other day than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Buying Group” means Buyer and each of the Acquired Companies or any other member included in the consolidated tax filing of Buyer.

“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, by-laws and operating agreement (or equivalent Charter Documents) of any business entity.

“Claims” is defined in Section 8.2.10(a).

“Closing” and “Closing Date” is defined in Article 7.

“Closing Cash” means the cash held in deposit accounts, including money market accounts, of the Acquired Companies and cash equivalents held by the Acquired Companies immediately prior to the Closing plus checks presented by the Acquired Companies for payment but not yet credited to deposit accounts. The calculation of Closing Cash shall not include any obligations of the Acquired Companies under or with respect to any outstanding checks.

“Closing Certificate” is defined in Section 2.3.

“Closing Date Payment” is defined in Section 2.3.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies immediately prior to the Closing, including, for the avoidance of doubt, the Repaid Closing Indebtedness.

“Closing Working Capital” means the Working Capital of the Acquired Companies, on a consolidated basis, immediately prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” is defined in the preamble of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned or used by any of the Acquired Companies.

“Company Knowledge” means the actual knowledge of Todd Cleveland, Doyle Stump, Jeff Rodino and John Forbes, after reasonable inquiry of their direct reports, and the actual knowledge of Eric Bacon.

“Company Shares” is defined in Section 4.2.2.

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“Confidential Information” means any information or data concerning the business and affairs of the Acquired Companies that is not generally available to the public and shall exclude any such information or data that (i) is or becomes part of the public domain through no fault on the part of the receiving Party or its representatives, (ii) was or is subsequently received by a party or its representatives on a non-confidential basis from a third party not bound by an obligation of confidentiality to the Acquired Companies, or (iii) relates to the terms of the transactions contemplated by the Agreement.

“Confidentiality Agreement” is defined in Section 8.2.4.

“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement.

“Current Premium” is defined in Section 8.2.6.

“Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement (as may be modified at or prior to the Closing by mutual agreement of Buyer and Sellers’ Representative).

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3), (33) and (34), respectively.

“DOJ” is defined in Section 8.1.3(c).

“Environmental Claim” means any Claim, investigation or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) against any of the Acquired Companies arising out of, based on or resulting from: (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by any of the Acquired Companies; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign treaties, codes, statutes, laws, decrees, regulations, ordinance, rules, licenses, permits, authorizations, decisions, orders, injunctions, decrees, or rules of common law, and any administrative or judicial interpretations of any of the foregoing, regulations relating to pollution or protection of human health or the environment (including but not limited to ground, surface and subsurface strata, soil, indoor and outdoor air, groundwater, surface water, storm water, sediment, wetlands, building surfaces, noise pollution or contamination, and underground or above ground tanks), natural resources, worker health and safety and including Laws relating to Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any entity that, for any period prior to the Closing Date, is part of the same controlled group as the Acquired Companies within the meaning of Section 414(b) or (c) of the Code.

“Estimated Closing Cash” is defined in Section 2.3.

“Estimated Closing Working Capital” is defined in Section 2.3.

“Estimated Closing Indebtedness” is defined in Section 2.3.

“Estimated Purchase Price” is defined in Section 2.3.

“Final Adjustment Statement” is defined in Section 2.4.4.

“Final Post-Closing Adjustment” is defined in Section 2.4.4.

“FTC” is defined in Section 8.1.3(c).

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in any case, applied on a basis consistent with the methods, policies, practices and procedures used in the preparation of the Audited Financial Statements.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.

“Hazardous Material” means both (a) those materials or substances included within the definition of “Hazardous Substance” as defined in the comprehensive Environmental Response Compensation and Liability Act, 42 USC Section 9601(14) (“CERCLA” or “Superfund”), regardless of concentration or quantity, but shall include petroleum and any fraction of crude oil regardless of whether specifically listed or designated under subparagraphs (A) through (F) of that definition; and (b) those substances, regardless of concentration or quantity, included within the definitions of “pollutant” and “contaminant” at CERCLA 9601(33) and includes “special,” manufacturing,” or “industrial” and “universal” wastes the storage, shipment, transportation, or disposal of which require specific handling, manifesting, or other procedures mandated under or regulated by the Solid Waste Disposal Act, 42 USC 6901 et seq. (“SWDA,” formerly the Resource Conservation and Recovery Act or “RCRA”); state equivalents of the SWDA; natural gas, liquefied natural gas, and synthetic gas of pipeline quality; asbestos; urea formaldehyde; and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

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“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations (other than inter-company obligations) of the Acquired Companies in respect of: (a) any borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Acquired Companies (excluding intercompany debt and letters of credit and guarantees by a company of performance obligations of another); and (e) any obligations with respect to any interest rate hedging or swap agreements. Notwithstanding the foregoing, the calculation of Indebtedness shall not include: (y) any of the principal amount as of the Closing Date of any undrawn letters of credit, or (z) obligations of the Acquired Companies under or with respect to any outstanding checks.

“Indemnification Threshold” is Seven Hundred Fifty Thousand Dollars ($750,000).

“Indemnitee” and “Indemnitor” are defined in Section 9.5.1.

“Independent Accountants” is defined in Section 2.4.3.

“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software (excluding all shrink wrap Software), data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” is defined in Section 4.5.

“Law” means any federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation, order or requirement of any Governmental Authority in effect on the date of this Agreement.

“Leased Real Property” is defined in Section 4.12(a).

“Leases” is defined in Section 4.12(a).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

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“Lincap Management Agreement” means that certain Second Amended and Restated Management Agreement, dated September 1, 2004, between Adorn, LLC and Sellers’ Representative.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, judgments, deficiencies, awards, fines, expenses, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation, and legal fees and expenses) arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter or any claim or proceeding to enforce any indemnification rights in respect thereof; provided, however, the amount of any Loss relating to any claim for indemnification shall (a) specifically exclude punitive, exemplary, consequential or incidental damages (except to the extent such damages reflect actual amounts paid to any Person as a result of a Third-Party Claim); (b) be reduced by the Tax Benefit Adjustment Amount, if any; and (c) be net of the amount of any actual recoveries under: (i) any insurance policy which the party seeking indemnification, or any of its Affiliates, is a beneficiary in connection with the circumstances that give rise to the claim for indemnification less any premium increases attributable to receipt of such insurance proceeds and the reasonable out-of-pocket expenses of the party seeking indemnification in pursuing such insurance proceeds; and (ii) any “pass-through” warranty coverage or other remedy available from a manufacturer or other unaffiliated third party by the party seeking indemnification in connection with the circumstances that give rise to the claim for indemnification less any reasonable out-of-pocket expenses of the party seeking indemnification to collect any such remedies; and, in any case, such indemnified party shall use commercially reasonable efforts to pursue such recovery to the same extent as it would if such Losses were not subject to indemnification under this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of the Acquired Companies, taken as a whole; provided, however, “Material Adverse Effect” shall not include (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industries generally, provided that the Acquired Companies are not disproportionately affected thereby; (b) changes in stock markets or credit markets; (c) any event as to which Buyer has provided written consent hereunder; or (d) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Acquired Companies).

“Material Contracts” is defined in Section 4.16.

“Material Customers” is defined in Section 4.18.

“Material Suppliers” is defined in Section 4.18.

“Off-the-Shelf Software” means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $300 per seat and used solely on the desktop personal computers of the Acquired Companies.

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“Option Holders” means Sellers identified as such in Section 4.2.1 of the Disclosure Letter.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Owned Real Property” is defined in Section 4.12(a).

“PBGC” is defined in Section 4.9(c).

“Percentage Interest” is defined in Section 2.4.2.

“Permits” is defined in Section 4.11.

“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Acquired Companies are not in default; (c) Liens arising by operation of Law (other than Contracts), including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law; (d) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (e)  imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted; (f) leases, subleases and similar agreements set forth in Section 4.12(a) or in Section 4.16(a) of the Disclosure Letter; (g) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Real Property; and (h): (i) zoning, building and other similar restrictions imposed by applicable Laws; (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or, on any Real Property, under any lease or subordination or similar agreements relating thereto; and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plans” is defined in Section 4.9.

“Pre-Closing Period” is defined in Section 8.1.1.

“Preliminary Adjustment Statement” is defined in Section 2.4.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.

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“Product Warranty Claims” means credits and allowances issued to customers in settlement of claims associated with products manufactured by the Acquired Companies and installed by the customer.

“Purchase Price” is defined in Section 2.2.

“Released Parties” is defined in Section 8.2.10(a).

“Real Property” is defined in Section 4.12(a).

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clause (A) therein.

“Repaid Closing Indebtedness” is defined in Section 2.3.

“Restricted Party” is defined in Section 8.4.

“Restricted Period” is defined in Section 8.4.

“Securities” is defined in the Recitals to this Agreement.

“Securities Purchase” is defined in the Recitals to this Agreement.

“Security Holders’ Agreement” means that certain Amended and Restated Security Holders’ Agreement, dated January 31, 2004, by and among the Company and its security holders.

“Seller’s Respective Securities” is defined in Section 2.1.

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Indemnitees” is defined in Section 9.3.

“Sellers’ Account” is defined in Section 2.3.

“Seller Released Parties” is defined in Section 8.2.10(b).

“Sellers’ Representative” is defined in the preamble of this Agreement.

“Shares” is defined in Section 4.2.1.

“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Stock Options” is defined in Section 4.2.1.

“Subsidiary” is defined in the Recitals to this Agreement.

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“Tax” or “Taxes” means: (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (i) taxes imposed on, or measure by income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes; and (b) any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Benefit Adjustment Amount” means the amount of any realizable decrease in the Tax liability whether by deduction or credit, basis increase, shifting of income, or other Tax benefit realizable by any indemnitee (or any Affiliate of any indemnitee) in connection with the Losses that form the basis of the indemnitee’s claim for indemnification hereunder.

“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.

“Third-Party Claim” is defined in Section 9.5.1.

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Warrants” is defined in Section 4.2.1.

“Working Capital” means (1) the sum of the consolidated current assets of the Acquired Companies less (2) the sum of the consolidated current liabilities of the Acquired Companies that are identified on Exhibit A hereto. A sample calculation of Working Capital, including certain of the methods, policies, practices and procedures applicable thereto, along with each specific general ledger account to be included, is set forth on Exhibit A hereto.

“Working Capital Target” means Eleven Million Seven Hundred Thousand Dollars ($11,700,000).

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ARTICLE 11

Construction; Miscellaneous Provisions

11.1       Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Buyer, to:

Patrick Industries, Inc.
107 W. Franklin St.
Elkhart, Indiana 46515-0638
Attention: President
Telecopy Number: (574) 522-5213

With a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attention: Robert A. Schreck, Jr., P.C.
Telecopy Number: (312) 984-7700

(b)	If to Sellers’ Representative or Sellers or to any Seller to Sellers or such Seller in care of:
FNL Management Corp.
Landerbrook Corporate Center One
5900 Landerbrook Drive, Suite 280
Mayfield Heights, Ohio 44124
Attention: Eric V. Bacon
Telecopy Number: (440) 684-0984
With a copy to:
Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
Attention: Michael F. Marhofer
Telecopy Number: (216) 241-0816

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the

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documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

11.2       Entire Agreement. This Agreement, the Disclosure Letter and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer, each Seller and the Sellers’ Representative concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

11.3       Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable unless consented to in writing by Buyer and the Sellers’ Representative on behalf of the Sellers.

11.4       Jurisdiction and Venue. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the Delaware Court of Chancery, unless the Delaware Court of Chancery lacks jurisdiction, in which case any such claim shall be brought in such state or federal court of competent jurisdiction located in New Castle County, Delaware and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.1 of this Agreement, and service so made shall be complete as stated in such section. Sellers expressly acknowledge and consent to the notice and service of process to Sellers’ Representative for each of them in accordance with Section 11.1 and this Section 11.4.

11.5       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, each Seller and the respective successors and permitted assigns of Buyer and of each Seller.

11.6       Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

11.7       Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

11.8       Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same

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instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.

11.9       Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

11.10     Disclosure Letter and Exhibits. The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Letter, any information disclosed in one section of the Disclosure Letter shall be deemed to be disclosed in such other sections of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section of the Disclosure Letter and such other representations and warranties. Disclosure of any fact or item in any section of the Disclosure Letter shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Letter and Exhibits.

11.11     Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

11.12     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

The remainder of this page was intentionally left blank with four (4) counterpart signature pages following.

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IN WITNESS WHEREOF, Buyer, the Company, Sellers and Sellers’ Representative have executed and delivered this Securities Purchase Agreement, or have caused this Securities Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

PATRICK INDUSTRIES, INC.

By: /s/ Paul E. Hassler

Its: President & CEO

COMPANY:

ADORN HOLDINGS, INC.

By: /s/

Its: Chairman

SELLERS:

LINSALATA CAPITAL PARTNERS FUND III, L.P.

By: V.T.G. Partners, L.L.C., its general partner

By: FNL Management Corp., its manager

By: /s/

Its: Senior Vice President

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MASSACHUSETTS MUTUAL LIFE

INSURANCE COMPANY

By:	Babson Capital Management LLC,

as Investment Adviser

By: /s/ Michael L. Klofas

Michael L. Klofas
Managing Director

MASSMUTUAL CORPORATE INVESTORS

By: /s/ Michael L. Klofas

Michael L. Klofas
Vice President

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

MASSMUTUAL PARTICIPATION
INVESTORS

By: /s/ Michael L. Klofas

Michael L. Klofas
Vice President

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

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NATIONAL CITY CAPITAL CORPORATION

By: /s/

Its: Principal

Great Lakes Capital
Investments II, LLC

By: /s/

Its: Member

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/s/ George G. Thomas

George G. Thomas

/s/ Todd M. Cleveland

Todd M. Cleveland

/s/ Doyle K. Stump

Doyle K. Stump

/s/ John A. Forbes

John A. Forbes

/s/ James S. Ritchey

James S. Ritchey

/s/ Jeffrey D. Warner

Jeffrey D. Warner

/s/ Jeffrey M. Rodino

Jeffrey M. Rodino

/s/ Aldino J. Piraccini

Aldino J. Piraccini

/s/ Roger L. Garrett

Roger L. Garrett

/s/ Scott A. Bailey

Scott A. Bailey

/s/ Ronald H. Neill

Ronald H. Neill

/s/ William Schecter

William Schecter

/s/ Timothy McGinley

Timothy McGinley

SELLERS’ REPRESENTATIVE:

FNL MANAGEMENT CORP.

By: /s/

Its: Senior Vice President